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                                                                   EXHIBIT 10.15
December 21, 2001




Mr. David Bordages
9 Winslow St.
Ladera Ranch, CA 92694

Dear David,

As previously discussed, I am pleased to offer to you the position of Vice President - Human Resources and Administration for Chicago Bridge and Iron Co., headquartered in The Woodlands, TX.

Your base salary in this position will be $225,000 per year. In addition, you will be eligible to participate in the Chicago Bridge & Iron Incentive Compensation Program. Your bonus target will be 40% of your base salary. For the 2002 plan year, you will be eligible to participate on a pro-rata based on your start date.

In addition, in May of 2002 you will receive a one-time grant of 10,000 shares of Restricted Stock which will vest and become unrestricted at a rate of 25% per year over the next 4 years.

You will also participate in the Chicago Bridge & Iron Company Long-Term Incentive Plan with an annual target of $100,000. Payouts under this program will be stock based and may be made in the form of stock options, restricted stock, performance shares or other equity based incentives as designated by the Organization & Compensation Committee of the Board of Directors. Your grant for the 2002 Plan year will be made in May of 2002 along with other Executive Management.

Also enclosed are the materials which describe the employee benefit programs in which you will be eligible to participate. As you will note, these programs include group health insurance for you and your family and a 401(k) savings plan, including company contributions. You will also be eligible for coverage under the policy for home relocation, including home purchase. A copy of the policy is also enclosed.

As a senior executive, you will be immediately eligible for 4 weeks paid vacation and a yearly executive physical. In addition, you will receive a leased automobile or a car allowance of $750 per month plus gas and insurance.




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Page 2
Letter, David Bordages
December 21, 2001




David, we feel that you will find this position both challenging and rewarding and we are confident that it will be mutually beneficial.

You should be aware that this offer is contingent upon successful completions of a company required drug test prior to your start. As we discussed, I look forward to your phone contact on December 26, 2001. My home telephone number is [Not Disclosed] If you have any questions regarding this offer, please do not hesitate to call me.

Sincerely,




Stephen M. Duffy
Vice President Human Resources

SMD:sjh

Cc;      Gerald M. Glenn




Accepted::        /s/ David Bordages                     .
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                  David Bordages

Date:             January 7, 2002                        .
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